EXHIBIT 23.2

Consent of Independent Certified Public Accountants

As independent certified public accountants, we hereby consent to the use of our report dated March 16, 2000 (except with respect to the matters discussed in Note 20, as to which the date is December 20, 2000), included in Exhibit 99.2, and to all references to our firm included in this registration statement. Our report dated March 16, 2000 (except with respect to the matters discussed in Note 20, as to which the date is March 28, 2000), included in Davel Communications, Inc.'s Form 10-K for the year ended December 31, 1999, is no longer appropriate due to subsequent events discussed in Note 20.

Tampa, Florida
   December 20,2000